PURCHASE OPTION AGREEMENT
THIS PURCHASE OPTION AGREEMENT (“Agreement”) is made and entered into as of this 8th day of May, 2013, by and between NEWPORT OVERTON, LLC, a Georgia limited liability company (“Seller”), and NEWPORT OVERTON MEZZANINE LENDING, LLC, a Georgia limited liability company and its successors and assigns (collectively “Purchaser”).
GRANT OF OPTION TO PURCHASER
In consideration of the sum of ONE THOUSAND AND NO/100 DOLLARS ($1,000.00) in cash paid by Purchaser to Seller (the “Option Fee”), and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Seller grants to Purchaser, its successors and assigns, on the terms and conditions set forth below, the exclusive irrevocable right and option (the “Option”) to purchase all right, title and interest of Seller in those certain tracts or parcels of land containing approximately 4.6 acres of land (the “Land”) located in Atlanta, Georgia, identified and described on Exhibit “A” attached hereto and made a part hereof (the Land and the real and personal property described below is referred to collectively the “Property”). The Option Fee shall not be credited against the Purchase Price at Closing. The Option Fee shall be non-refundable, except as otherwise expressly set forth in this Agreement.
The Property to be sold hereunder includes, without limitation, all buildings, fixtures, structures and other improvements now or hereafter on, to or attached to the above-described land, and all other property owned by Seller and attached to the above described Land; all tenements, hereditaments, easements, privileges, reversions, remainders and other rights and appurtenances belonging or in any manner appertaining to the Land, including all reversionary interests in and to any adjoining or abutting rights-of-way, as well as, to the extent assignable, any and all tangible and intangible property owned or controlled by Seller pertaining to the Land, including, without limitation, all engineering and architectural design plans and specifications, licenses, franchises, permits, zoning rights, density rights, prepaid impact fees, credit for impact fees and other prepaid items, entitlements and governmental applications, submittals and approvals, development orders, concurrency certificates and other vested rights or claims pertaining to the Land.
STATEMENT OF AGREEMENT
The Option is granted on the following terms and conditions:
1.Purchase Price. (1) The purchase price of the Property shall be equal to FIFTY-ONE MILLION FIVE HUNDRED THOUSAND AND NO/DOLLARS ($51,500,000.00) (the “Purchase Price”). Notwithstanding anything contained herein to the contrary, there shall be credited against the Purchase Price at Closing, any amounts outstanding under the documents and instruments evidencing and securing that certain $16,603,935.00 mezzanine loan (the “Mezzanine Loan”) made on or about the date hereof from Purchaser to Newport Overton Holdings, LLC, a Georgia limited liability company (“Borrower”), the sole member of Seller, and evidenced by a Note dated as of even date herewith made by Borrower to the order of Purchaser in the principal face amount of $16,603,935.00 (as modified, amended and/or restated from time to time, the “Mezzanine Note”; the Mezzanine Note and the other documents, instruments and agreements evidencing, securing and otherwise relating to the Mezzanine Loan are referred to herein as the “Mezzanine Loan Documents”). The Purchase Price for the Property shall be adjusted to account for any credits, prorations and adjustments provided in this Agreement, and shall be paid to Seller at Closing by wire transfer of immediately available funds.
2.    Term. Purchaser shall have the right to exercise the Option by giving Seller written notice of exercise at any time (i) following the occurrence and during the continuation of an Event of Default (as defined in the Mezzanine Loan Documents), or (ii) commencing at 8:00 a.m. on July 1, 2016 (the “Option Commencement Date”), through and including 5:00 p.m. on December 31, 2016 (the “Option Expiration Date”; the period during the existence of an Event of Default and the period on and after the Option Commencement Date until the Option Expiration Date, is hereinafter sometimes referred to collectively as the “Option Term”).
3.    Warranty of Title and Authority. Seller represents and warrants that (a) Seller has full right, power and authority to execute and deliver this Agreement and to consummate the purchase and sale transactions provided for herein without obtaining any further consents or approvals from, or the taking of any other actions with respect to, any third parties; (b) at the Closing, Seller will convey to the Purchaser good and marketable, fee simple title to the Property, free and clear of all liens and encumbrances, subject only to taxes for the current year not yet due and payable (which taxes shall be prorated at Closing) and the Permitted Encumbrances, and (c) no other options to purchase, purchase agreements, purchase and sale agreements, rights of refusal or other rights or options to acquire or lease all or any portion of the Property (except leases permitted under the Mezzanine Loan Documents (the “Permitted Leases”)), or any gas, oil, coal or mineral rights with respect to the Property, exist.
4.    Title Examination. Within thirty (30) days after Purchaser’s exercise of the Option, Purchaser shall have the right to obtain, at Purchaser’s expense, a current survey of the Property (the “Updated Survey”) and an ALTA Title Commitment for the Property from a title company acceptable to Purchaser (the “Title Company”), setting forth the status of title to the Property, and showing all liens, claims, encumbrances, reservations, restrictions and other matters, if any, relating to the Property (the “Title Commitment”), including legible copies of all encumbrances, restrictive covenants and other documents evidencing exceptions to said Title Commitment (the “Exception Documents”). If the Title Commitment and/or Updated Survey reveals any exception(s) to title to which Purchaser objects (a “Title Objection”) and is(are) not either (i) listed as title exceptions in the title insurance policy and/or survey obtained by Seller in connection with the closing of the Mezzanine Loan and/or (ii) permitted by this Agreement (collectively, the “Permitted Encumbrances”), Purchaser may notify Seller in writing that it would like Seller to cure or remove such Title Objections. Seller shall have the right, but not the obligation (except as set forth below), to remedy or cure any such Title Objection(s) during the twenty (20) day period following Seller’s receipt thereof (the “Cure Period”). Purchaser shall have the continuing right to have such title examination and Title Commitments updated from time to time, and to obtain updates to the Survey, and to give Seller written notice of any Title Objections appearing of record, or otherwise created, after the effective date of the initial Title Commitment and being revealed by any title examination, Survey or investigation of the Property, and Purchaser shall be entitled to object (in the same manner as set forth hereinabove) to matters shown by the updated Title Commitments or updated Survey or investigations. Seller shall have the right, but not the obligation (except as set forth below), to remedy those Title Objections identified by Purchaser to the satisfaction of Purchaser within twenty (20) days after Purchaser’s notice. If any of the Title Objections are not so cured or remedied, or provision satisfactory to Purchaser made therefor, prior to any closing date selected by Purchaser, then Purchaser, at its election, shall have the right and option to either: (a) accept title to the Property subject to said uncured Title Objections that Purchaser elects to accept, and any Title Objection accepted by Purchaser in writing shall become part of the Permitted Encumbrances; or (b) terminate this Agreement by written notice to Seller, in which event, immediately upon receipt of said notice, this Agreement shall terminate, be null and void and of no further force or effect. Notwithstanding the foregoing, Seller, at Seller’s sole cost and expense, shall be obligated to cure or remove at or before Closing all mortgages, deeds of trust, deeds to secure debt, judgments liens, mechanics and materialman’s liens, and other monetary liens against the Property, whether or not Purchaser objects thereto, and Purchaser shall credit the cost to cure, satisfy, release and remove such matters against the Purchase Price provided the same is actually paid by Purchaser or Title Company on Seller’s behalf. In addition, Seller shall not allow any easements, liens, leases, licenses, permits or other encumbrances to be placed on or granted with respect to the Property, nor shall Seller convey any rights in the Property, without the prior written consent of Purchaser, except to the extent expressly permitted, or consented to in writing by Purchaser under the Mezzanine Loan Documents. If any such prohibited easements, liens, leases, licenses, permits or other encumbrances arise after the Effective Date, notwithstanding any other term or provision of this Agreement to the contrary, Seller shall, at its sole cost and expense, cure, satisfy, release and remove such matters prior to Closing; provided, however, that any easements or encumbrances that are taken by eminent domain shall be governed by the terms of Section 5 immediately below.
5.    Eminent Domain. If, prior to the Closing, all or any material part of the Property is taken by eminent domain or if condemnation proceedings are commenced, Purchaser may terminate this Agreement by delivery of written notice to Seller, in which event neither party shall have any further liability to the other except as otherwise expressly set forth in this Agreement. If Purchaser does not elect to terminate this Agreement and Purchaser exercises the Option, then at Closing there shall be credited to the Purchase Price all condemnation proceeds received by Seller prior to Closing and Seller shall assign, transfer and set over to Purchaser at the Closing in form satisfactory to Purchaser all of Seller’s right, title and interest in and to any condemnation awards that remain to be paid for such taking.
6.    Inspections and Survey. From and after the Effective Date until the Closing or any earlier termination of the Agreement pursuant to a right granted herein (such period referred to herein as the “Term of this Agreement”), Purchaser and its agents shall have, and Seller hereby grants to Purchaser, the right to make and perform any inspections, studies, evaluations, explorations, surveys (both boundary line and topographical) and tests on and to the Property as Purchaser shall desire, including, without limitation, Phase I, Phase II and other environmental inspections, soils tests, samplings, drilling and maintenance of test wells, percolation tests and studies and other engineering tests. Purchaser shall provide Seller with reasonable prior notice before entering the Property to conduct any such investigations or inspections. Seller shall extend all reasonable cooperation to Purchaser, its agents, employees and contractors to facilitate such investigations and approvals. Purchaser, at Purchaser’s expense, shall have the right to cause a licensed surveyor or engineer to prepare an ALTA land title boundary and improvements survey of the Property (or an Updated Survey) (the “Survey”), establishing the boundaries of the Property. The Survey shall certify the acreage of the Property to the nearest hundredth of an acre. Seller grants Purchaser the right of ingress and egress on, over, through, across, to and from the Property and Seller’s other adjoining property, if any, for the purpose of making the foregoing inspections. Purchaser reserves the right to make written objections to title based upon the Survey or any update thereto as provided in Section 4 above. In addition to the Limited Warranty Deed (as hereinafter defined), Seller shall execute and deliver to Purchaser a Quitclaim Deed at Closing conveying the Property based upon legal description of the Property taken from the Survey (the “Quitclaim Deed”).
By entering the Property for this or any other purpose, Purchaser accepts the risk of any physical damage Purchaser or its agents or contractors may cause to the Property or Seller’s personal property on the Property, and agrees, in the event Purchaser does not purchase the Property, to repair any damage caused by Purchaser or its agents or contractors to the Property, including closing, in accordance with Applicable Law (as hereinafter defined), any test wells. Purchaser agrees to keep the Property free and clear of any mechanic’s or materialmen’s liens resulting from Purchaser’s or its agents’ or contractors’ activities on the Property and to restore the Property, to the extent practicable, to its original condition prior to such activity by Purchaser. Additionally, Purchaser agrees to indemnify Seller against and hold Seller harmless from all liability caused by Purchaser’s or its agents’ or contractors’ negligence or willful misconduct in connection with Purchaser’s or its agents’ or contractors’ activities on the Property during the Term of this Agreement, except to the extent caused by the negligence or willful misconduct of Seller, its agents, employees, managers, tenants, subtenants, licensees, permittees, invitees, contractors or subcontractors. Notwithstanding the foregoing indemnity, the parties agree that in no event shall Purchaser be liable with respect to any claims, damages, liabilities or expenses arising out of the mere discovery by Purchaser or its agents or contractors, or the failure to report, any pre-existing conditions, or arising out of any acts or omissions of Seller, its agents, employers, contractors, officers or invitees. The provisions of this paragraph shall survive the expiration or any earlier termination of this Agreement.
7.    Exercise of Purchase Option. If Purchaser elects to exercise this Option, it shall do so by sending a written notice of such exercise to Seller prior to the expiration of the Option Term. Purchaser’s notice shall specify the date and time that the closing of the purchase and sale of the Property (the “Closing”) will take place, which shall be no earlier than the date that is thirty (30) days after the date of the exercise of the Option and no later than the date that is forty-five (45) days after the date of the exercise of the Option. Purchaser and Seller shall conduct an escrow‑style closing through the Title Company so that it will not be necessary for any party to physically attend the Closing. Notwithstanding any provision to the contrary in this Agreement, if the notice of exercise is mailed via the U.S. Postal Service, the notice shall be deemed to have been delivered when mailed if sent with prepaid postage by certified or registered mail, or if sent via overnight delivery service, the notice shall be deemed to have been delivered when deposited with such overnight delivery service.
Within three (3) business days following Purchaser’s exercise of the Option, ONE THOUSAND AND NO/DOLLARS ($1,000.00) shall be paid by Purchaser to Title Company as earnest money (the “Earnest Money”). The Earnest Money shall be held in a segregated interest bearing account by Title Company. All interest and earnings shall be paid to Purchaser. The Earnest Money shall be credited against the Purchase Price at Closing. Title Company shall act as escrow agent until Closing and shall hold and disburse the Earnest Money as provided in this Agreement. Seller shall have no right to receive any payment of the Earnest Money unless Seller terminates this Agreement in accordance with Section 16(a) below as a result of an uncured default of this Agreement by Purchaser, or the Earnest Money is credited against the Purchaser Price due at Closing. Seller and Purchaser agree to cause to be executed, acknowledged and delivered to Title Company such further reasonable and necessary escrow instruments and documents requested by the Title Company in connection with Title Company holding and disbursing the Earnest Money and Title Company conducting the Closing, in order to carry out the intent and purpose of this Agreement.
8.    Intentionally Omitted.
9.    Closing Documents. The Title Company shall serve as the disbursing agent for the Closing. At the Closing, Seller at its expense, shall deliver or cause to be delivered to Purchaser the following:
(a)    release(s) of monetary liens, from all lienholders holding monetary liens affecting the Property (other than liens in favor of Purchaser under the Mezzanine Loan Documents and inchoate tax liens).
(b)    a Limited Warranty Deed in recordable form conveying good and marketable Indefeasible Fee Simple Title (as hereinafter defined) to the Property to Purchaser, its successors or assigns, free and clear of all liens and encumbrances other than Permitted Encumbrances, in form and substance reasonably satisfactory to Purchaser (the “Limited Warranty Deed”).
(c)    the Quitclaim Deed.
(d)    An affidavit in the form required by Section 1445 of the Internal Revenue Code of 1986 to establish that the Seller is not a foreign person.
(e)    Such affidavits, agreements or certifications reasonably required by the Title Company to issue the Title Policy (as hereinafter defined).
(f)    an Owner’s Policy of Title Insurance (the “Title Policy”) in the amount of the Purchase Price issued by Title Company, insuring that Purchaser is the owner of indefeasible title to the Property, together with any easements, rights of way and appurtenances benefiting or serving the Property, subject only to the Permitted Encumbrances, provided further that, all exceptions, conditions or requirements described in the Title Commitment obtained from Purchaser, as updated from time to time, shall be released and/or satisfied prior to or at Closing by Seller, at Seller’s sole expense, and no such items shall be exceptions to the Title Policy (herein referred to as “Indefeasible Fee Simple Title”). Notwithstanding the second line of the introductory paragraph of this Section 9 above, the cost of all title examination fees, costs and expenses, and the cost of any title insurance premium and endorsement costs, shall be paid by Purchaser.

(g)    Seller and Purchaser shall execute and deliver an assignment agreement whereby Seller shall assign and transfer to Purchaser all rights, title and interest of Seller in and to any leases, intangibles and other personal property, if any, with respect to the Property. Seller shall assign all leases to Purchaser at Closing, and Purchaser shall assume all liability thereunder. Seller hereby agrees (which agreement shall survive the closing) to indemnify, defend, and hold Purchaser free and harmless from any loss, injury, liability, damage, claim, lien, cost or expense, including attorneys’ fees and costs, arising out of any claims related to such leases arising or accruing prior to Closing Date.
(h)    Seller shall execute a certified rent roll for the Property.
(i)    Seller shall execute and deliver to Title Company an Owner’s Affidavit in a form reasonably satisfactory to the Title Company so as to enable the Title Company to issue the Title Policy without any of the standard title exceptions (except survey).
(j)    Seller shall deliver to Purchaser instruments reasonably satisfactory to Purchaser and the Title Company reflecting the proper authority of Seller to consummate the transactions contemplated by this Agreement.
(k)    Seller and Purchaser shall each execute such other instruments as are customarily executed in the State where the Property is located to effectuate the conveyance and acceptance of property similar to the Property, and to transfer the Property, with the effect that, after the Closing, Purchaser will have succeeded to all of the rights, title and interests of Seller related to the Property and Seller will no longer have any right, title or interest in and to the Property.
(l)    Purchaser shall at the conclusion of the Closing pay the Seller the Purchase Price, subject to credits, prorations and adjustments to the Purchase Price as set forth in this Agreement, including Section 1 hereof, in readily available funds and said funds shall be wired to the Seller at such time on the day of the Closing pursuant to the Seller’s wiring instructions.
10.    Possession. Seller shall deliver exclusive possession of the Property to Purchaser at the Closing, in the same condition as on the date that Purchaser exercises the Option, ordinary wear and tear excepted, free and clear of all tenants, occupants, parties in possession, leases and licenses, except tenants under Permitted Leases.
11.    Proration of Taxes, Income and Rents. Subject to Section 1 of this Agreement, the following items pertaining to the Property shall be prorated as of midnight of the day immediately preceding the day of Closing: rents; fees and assessments; any prepaid expenses and obligations relating to the Property; accrued expenses; ad valorem real estate taxes for the year of Closing; water and other utility charges; and all other items of income and expense with respect to the Property. There shall be a proration of personal property taxes, if any, for the year of Closing. Real estate taxes shall be prorated based upon the amount of said taxes for the year in which the Closing occurs if said amount is known at the time of the Closing (after making a fair and reasonable allocation of such assessment between the Property and any other property covered by such assessment); if said amount is not known, then such taxes shall be prorated on the basis of the taxes assessed for the preceding year after making a fair and reasonable allocation of such assessment between the Property and any other property covered by such assessment. Notwithstanding the foregoing, Purchaser, at the sole discretion of Purchaser, shall have the right, in the name of Purchaser or Seller but at the expense of Purchaser, to contest and appeal any such tax or assessment, and any adjustment in proration shall be based upon the amount of such taxes finally determined upon such contest or appeal and shall be paid promptly upon the determination of such amount, if Purchaser shall elect to make such contest or appeal. Subject to Section 1 of this Agreement, Seller shall be responsible for all utility or other expenses of the Property incurred through the Closing Date.
Seller shall deliver to the Purchaser any rents paid to the Seller by Tenants, subsequent to the Closing Date. No proration shall be made for rents delinquent as of the Closing Date (hereinafter called the “Delinquent Rents”). All rent collected on or after the Closing Date by Seller or Purchaser shall be allocated to the most recent month for which rental is due for that Tenant, including Delinquent Rents. Any Delinquent Rents collected by Purchaser after Closing shall be paid by Purchaser to Seller. If Purchaser collects Delinquent Rents allocable to the period prior to the Closing Date, Purchaser shall promptly remit such payments to Seller.
Purchaser shall take all steps reasonably necessary to effectuate the transfer of any utilities for the Property to its name as of the Closing Date, and where necessary, post deposits with the utility companies. Seller shall ensure that all utility meters, if any, for the Property are read as of the Closing Date. Seller shall pay all utilities, if any, up to and including the Closing Date and all utilities for the Property thereafter shall be paid by Purchaser. Seller shall be entitled to recover any and all deposits held by any utility company for the Property as of the date of Closing unless otherwise agreed by Purchaser and Seller in which case the deposit(s) will be assigned to Purchaser who shall have rights to have the deposit(s) released to it upon satisfaction of the conditions imposed by the utility company.
12.    Brokers. Each of Seller and Purchaser represents and warrants to the other that it has not hired, engaged, consulted or dealt with any broker or agent to which the other party has or will have any obligation. Seller agrees to pay any commissions due any broker or agent Seller dealt with in connection with this Agreement. Seller agrees to indemnify and hold Purchaser and the Property harmless from and against any claims, demands, liabilities, losses, liens, costs and expenses (including reasonable attorneys’ fees and expenses) and damages, of any kind or natures (collectively “claims”), arising from or in connection with Seller’s breach of the representations or warranties contained in this Section 12, any failure of seller to pay the commission due any broker or agent that Seller dealt with, or any other claims made by any broker or agent that Seller dealt with. Purchaser agrees to indemnify and hold Seller harmless from and against any claims arising from or in connection with Purchaser’s breach of the representations or warranties contained in this Section 12, or any other claims made by any broker or agent that Purchaser dealt with. If for any reason whatsoever the purchase and sale hereunder is not closed, including but not limited to failure to close due to default by Seller or default by Purchaser, no commission shall be owing to any broker, agent finder or other person under this Agreement by any party hereto. The provisions of this Section 12 shall survive the Closing, and any earlier termination or expiration of this Agreement.
13.    Closing Expenses. The Seller shall pay any costs incurred to clear title to the Property to the extent Seller is required to clear such title matters under this Agreement. The Seller shall pay the State and local transfer taxes (and State and County Revenue Stamps) and one-half of any settlement fees charged by the Title Company to conduct the Closing. The Purchaser shall pay for the cost of the Purchaser’s investigation of the Property, the cost to record the Limited Warranty Deed, and the Quitclaim Deed, the cost of the Updated Survey, the costs, expenses and examination fees for obtaining the Title Commitment for the Property (including legible copies of all title exceptions) and the title insurance premium and title endorsement fees for the title policy in the amount of the purchase price issued to the Purchaser at the Closing. Purchaser shall pay one-half of any settlement fees charged by the Title Company. The Seller and Purchaser shall each be responsible for its own attorneys’ fees.
14.    Intentionally Omitted.
15.    Representations and Warranties. Seller represents and warrants that, as of the Effective Date and through the date of Closing, and renewed as of the date of Closing, (a) there are no pending, and, to Seller’s actual knowledge and belief, no threatened, claims, lawsuits, administrative proceedings, enforcement actions or investigations concerning the Property by any private party or governmental entity, nor has Seller received written notice of any such activities, and Seller agrees to give Purchaser prompt written notice of any such actions or investigations instituted between the date hereof and the date of Closing, (b) Seller has not received any written notice of any judicial or administrative consent orders calling for compliance with any legal requirement or for correction of any violation with respect to the Property, (c) Seller has not received written notice that the Property has been the site of any activity that would violate any environmental law or regulation of any governmental body or agency having jurisdiction over the Property, (d) to Seller’s actual knowledge and belief, there are not now and have never been any solid or hazardous wastes, substances, chemicals, or constituents, petroleum, or other dangerous or toxic substances, stored, placed, treated, released or disposed of anywhere on the Property in a manner or at a location that has given or would give rise to liability, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to any applicable federal, state or local law, rule or regulation, (e) Seller has not received written notice that the Property is not in compliance in any material respect with any federal, state and local, statutes, rules, regulations, codes, ordinances, orders, directives and other applicable laws, including, without limitation environmental laws (collectively “Applicable Law”), (f) Seller is not a party to any pending litigation, arbitration, mediation or other proceeding with respect to the Property, nor does Seller have any actual personal knowledge of, any threatened litigation with respect to the Property or any portion thereof, (g) Seller has received no written notice of, nor does Seller have any actual knowledge of, any pending or threatened special assessment, taking or condemnation with respect to the Property or any portion thereof, (h) Seller is not a party to any agreements with any governmental or quasi-governmental entity, agency or department regarding the Property or any part thereof, (i) to Seller’s actual knowledge no agreements exist with any governmental or quasi-governmental entity, agency or department that would restrict the use or development of the Property or any part thereof or access thereto, except the Permitted Encumbrances, and (j) Seller has not received written notice of any regulatory, governmental or other changes that would adversely affect the use or development of the Property. For purposes of this Agreement, the terms “to Seller’s actual knowledge and belief,” “to Seller’s knowledge” and other terms of similar import shall mean and include, without limitation, the knowledge of Robert F. Krause, Jr. and J. Richard

Stephens, Jr., the individuals who, in the ordinary course of their responsibilities, have the primary responsibility for the matters being represented and warranted and are the primary representatives of Seller regularly involved with the management and operation of the Property. Seller agrees to give prompt oral and written notice to Purchaser of its receipt of any notice of a violation of any law, rule, regulation, ordinance or code covered herein, or of any notice of any other claim relating to the environmental condition of the Property, or the occurrence, or failure to occur, of any matter that would render untrue any of the representations or warranties set forth in this Agreement.
The warranties and representations set forth above in this Section 15 shall be deemed remade as of Closing and shall be updated by Seller prior to Closing, if necessary, to reflect any change in such warranties and representations as are necessary to correct any knowledge of facts obtained by Seller following the date of this Agreement. The representations and warranties under this Agreement shall survive only for a period of one hundred eighty (180) days from the date of the Closing (the “Closing Date”).
16.    Default. (a)    If Purchaser defaults under this Agreement and such default continues for five (5) days after receipt of written notice of default from Seller to Purchaser, the sole and exclusive remedy of Seller shall be to terminate this Agreement by giving Purchaser a further written notice of termination while such default is outstanding and uncured, whereupon, Seller shall keep and retain the Option Fee paid prior to the date of such default, and Title Company shall pay the Earnest Money to Seller, as full liquidated damages for Purchaser’s default, it being agreed that Seller’s damages as a result of any default by Purchaser might be impossible to ascertain and that the Option Fee and Earnest Money are not and shall not be deemed to be a penalty, but are a reasonable estimate of such damages; provided, however, that the foregoing shall not be construed to limit any right Seller shall have to indemnification from Purchaser as provided under the terms of Sections 6 and 12 hereof.
(b)    In the event the purchase and sale contemplated hereby is not closed by reason of Seller’s inability, failure or refusal to perform Seller’s obligations hereunder, or in the event of Seller’s breach of its covenants hereunder, or in the event any warranty or representation made herein by Seller proves materially untrue after the earlier to occur of (x) the Closing Date, and (y) the date that is five (5) days after notice and opportunity to cure (provided, however, in no event shall such cure period (i) apply to Seller’s obligations on the Closing Date, or (ii) extend the Closing Date) and is not waived by Purchaser, then, Escrow Agent shall immediately return the Earnest Money to Purchaser (if Closing has not yet occurred), and Purchaser may thereupon avail itself of any and all remedies at law or in equity, including, without limitation, a suit for specific performance of this Agreement.
17.    Intentionally Deleted.
18.    Memorandum of Option to Purchase. Seller shall execute a Memorandum of Option to Purchase, in recordable form, which Purchaser may record at Purchaser’s expense at the applicable Recorder of Deeds or similar office in the County wherein the Property is located. In the event the Term of the Option expires or is terminated by Seller or Purchaser in accordance with the terms hereof, the Purchaser shall, within fifteen (15) days after written notice and request from Seller, execute and deliver to Seller a release of any Memorandum of Option to Purchase in recordable form.
19.    Seller’s Covenants. (a) During the Term of this Agreement, Seller shall not: (i) enter into any other agreement, or amend or modify any existing agreement, for the use, sale or lease of the Property, except for Permitted Leases, and Seller shall not enter into any agreement with respect to the Property which would survive the Closing or otherwise affect the use, operation or enjoyment of the Property after the Closing, except to the extent consented to in writing by Purchaser or as permitted under the Mezzanine Loan Documents; (ii) commit or permit to be committed any material waste or change in the condition or appearance of the Property (including, without limitation, the construction of any improvements on the Property) except as expressly permitted under the Mezzanine Loan Documents; (iii) commit or permit the withdrawal or severing of any gas, oil coal or minerals from the Property within the control of Seller; or (iv) perform or consent to any zoning, re-zoning or land use change affecting the Property.
(b)    Seller, at its expense, shall deliver to Purchaser the following documents and information within twenty (20) days after Purchaser’s exercise of the Option (to the extent such documents are in Seller’s or its agent’s possession or control as of such date (other than any such documents that were delivered to Purchaser by Seller or Borrower in connection with the Mezzanine Loan)): (i) any title policies, abstracts of title and surveys relating to the Property, (ii) any engineering and technical reports that concern the Property, including any soils testing reports, environmental audits, reports of environmental or hazardous waste inspections or studies, and (iii) any documents relating to any government programs associated with the use of the Property.
20.    Assignment. Purchaser shall have the right to assign its rights under this Agreement to any Affiliate, without the consent of Seller, by delivering written notice of the assignment to Seller at any time prior to the Closing; provided that any assignee of Purchaser’s rights shall assume in writing all duties, obligations and liabilities of Purchaser under this Agreement accruing or arising from and after the date of such assignment. Should Purchaser assign its rights under this Agreement to any party and such assignment is consented to by Seller, in writing, such consent not to be unreasonably withheld, conditioned or delayed, then the Purchaser assigning its rights under this Agreement shall be released from any duties, liabilities or obligations hereunder accruing or arising from and after the date of such assignment. Seller shall not have the right to assign or otherwise transfer its rights under this Agreement to any party, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. For purposes hereof, “Affiliate” means an entity which controls, is in common control with or is controlled by, another entity. An entity will be deemed to control another entity if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other entity, whether through the ownership of voting securities, by contract or otherwise.
21.    Time of the Essence. Time shall be of the essence in the performance of all obligations under this Agreement. If Purchaser does not exercise the Option on or before the Option Expiration Date, as extended in accordance herewith, the Option shall automatically terminate. If the time period by which any right, option or election provided under this Agreement must be exercised, or by which any act required under this Agreement must be performed, or by which Closing must be held, expires on a Saturday, Sunday or a holiday, then such time period shall be automatically extended to the next business day.
22.    Controlling Law. This Agreement has been entered into under, and shall be interpreted and construed according to, the laws of the State where the Property is located.
23.    Entire Agreement, Modification. This Agreement and all exhibits attached hereto constitute the entire and complete agreement between the parties hereto and supersede any prior oral or written agreements between the parties with respect to the Property. Seller and Purchaser expressly agree that there are no oral or written understandings or agreements between them that in any way change the terms, covenants and conditions set forth in this Agreement, and that no modification of this Agreement, and no waiver of any of its terms or conditions, shall be effective unless made in writing and duly executed by Seller and Purchaser.
24.    Notices. All notices provided or permitted to be given under this agreement must be in writing and shall be served by depositing same in the United States mail or guaranteed overnight delivery service, or by hand delivering the same to such person. For purposes of notice, the addresses of the parties shall be those addresses set forth below their signature blocks at the end of this Agreement. Except as set forth in Section 7 above, any notice shall be considered given on the date of hand delivery to all parties to be served, one (1) business day after consignment to a guaranteed overnight delivery courier to all parties to be served, or the date ) business days after deposit in the United States mail to all parties to be served as provided above. By giving at least ten (10) days’ prior written notice thereof, any party may from time to time and at any time change its mailing address hereunder.
25.    Effective Date. The “Effective Date” of the Agreement shall be the date of execution and delivery of this Agreement by the last to sign of the Purchaser and the Seller.
26.    Survival. All covenants, agreements, representations and warranties contained in this Agreement shall survive the Closing, transfer of the Property to Purchaser and the payment of the Purchase Price, and shall not merge into any deed delivered at Closing. Additionally, all indemnification obligations of Seller shall survive the Closing.
27.    Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors, successors-in-title, and assigns.
28.    Exchange. Each party agrees to cooperate with the other party to allow that party to participate in a like-kind exchange of other property under Section 1031 of the Internal Revenue Code, and to execute any additional documents reasonably necessary to effect the exchange, including, without limitation, an exchange agreement, provided that the cooperating party bears no additional expenses, duties, obligations, liabilities, warranties or delays, nor shall it be required to accept a deed to any exchange property and its name shall not appear in the chain of title with respect to such exchange property.

29.    Condition of Property. Purchaser agrees that they have had full opportunity to inspect the Property, and at the Closing will accept the Property in its condition “AS IS” as of the Effective Date and that SELLER MAKES NO REPRESENTATIONS OR WARRANTIES AS TO THE CONDITION OF THE PROPERTY OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE WRITTEN DEEDS, DOCUMENTS AND INSTRUMENTS EXECUTED AND DELIVERED AT CLOSING.
30.    Severability. In the event that any term of provision of this Option is found by a court of competent jurisdiction to be invalid and unenforceable, the remaining terms and provisions of this Option shall remain in full force and effect
31.    Covenants Running With The Land; Specific Performance. The covenants and agreements of Seller under this Agreement shall be covenants running with the land with respect to the Property and shall be binding upon Seller and Seller’s successors, successors-in-title and assigns. This Agreement and the Option, shall be specifically enforceable by Purchaser and Purchaser’s heirs, executors, administrators, personal representatives, successors, successors-in-title and assigns.
32.    Counterparts and Execution and Delivery by Electronic Mail Transmission. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument. Furthermore, this Agreement may be executed and delivered by electronic mail transmission. The parties intend that electronic mail (e.g. pdf. format) signatures constitute originals signatures and that an electronic copy or counterparts of this Agreement containing signatures (original or electronic) of a party is binding upon that party. Each signature page to any counterpart of this Agreement may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart of this Agreement identical thereto except having attached to it additional signature pages.
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IN WITNESS WHEREOF, Seller and Purchaser have executed this Agreement as of the Effective Date.
SELLER:
NEWPORT OVERTON, LLC, a Georgia limited liability company

By:	Newport Overton Holdings, LLC, a Georgia limited liability company, its sole Member and Manager

By:	Newport Development Partners, LLC, a Georgia limited liability company, its Manager
By: /s/ Robert K. Krause, Jr.
Name: Robert F. Krause, Jr.
Title: General Manager
Dated: May 8, 2013
Seller’s Notice Addresses:

If to Seller:    Newport Overton, LLC
    c/o Newport Development, LLC
One Overton Park
    3625 Cumberland Blvd., Suite 420
    Atlanta, Georgia 30339
    Attention: Robert F. Krause, Jr.
Email Address: bkrause@newport-development.com

Plus a copy to:    Foltz Martin Knapp, LLC
3525 Piedmont Road
Five Piedmont Center, Suite 750
Atlanta, Georgia 30305
Attention: Jimmy C. Luke, II
    Email Address: jluke@foltzmartin.com

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PURCHASER:
NEWPORT OVERTON MEZZANINE LENDING, LLC, a Georgia liability company

By:	Preferred Apartment Advisors, LLC, it’s Agent
By: /s/ John A. Williams
Name: John A. Williams
Its: CEO
Dated: May 8, 2013
Purchaser’s Notice Addresses:

If to Purchaser:	Newport Overton Mezzanine Lending, LLC c/o Preferred Apartment Communities, Inc. 3625 Cumberland Boulevard, Suite 400 Atlanta, GA 30339
Attention: Leonard A. Silverstein, Esq.
Email Address: lsilverstein@corporate-holdings.com

Plus a copies to:	Jess A. Pinkerton, Esq.
McKenna Long & Aldridge LLP
303 Peachtree Street
Suite 5300
Atlanta, Georgia 30308
Email Address: jpinkerton@mckennalong.com

EXHIBIT “A”

ATTACHED TO ORIGINAL ON FILE WITH LENDER